Exhibit 10.7.3

22 May, 2019

Boehringer Ingelheim International GmbH

Business Development & Licensing Strategic Transactions

Dr. Angelika Bonin-Debs

Binger Str. 173

55216 Ingelheim

Germany

-and-

Eli Lilly and Company

Attention: Darren Carroll, Senior Vice President, Corporate Business Development

Attention: General Counsel

Lilly Corporate Center

Indianapolis, Indiana 46285

Re: Consent to sublicense certain rights under the Patent Assignment and Licensing Agreement dated November 11, 2015, as amended by Amendment No. 1 to the Patent Assignment and License Agreement, dated January 29, 2018 by and between Centrexion Therapeutics Corporation (“Centrexion”) and Boehringer Ingelheim International GmbH (“BI” or “BII”) (the “License Agreement”)

Dear Dr. Bonin-Debs and Mr. Carroll,

Centrexion has provided BI with a copy of the proposed Collaboration and License Agreement between Eli Lilly and Company (“Lilly”) and Centrexion (the “Sublicense Agreement”) attached hereto, which Centrexion intends to execute following receipt of this countersigned letter by BI. This letter, when executed by BI, Lilly and Centrexion, shall be the BI consent under Section 2.3 License Agreement and, as far as terms and conditions of the License Agreement are hereby amended, a valid amendment to the License Agreement to enable the sublicensing by Centrexion of its rights and obligations with respect to the SSTR4 program to Lilly and to enable Lilly to exercise the performance of its rights and obligations, each as set forth in the Sublicense Agreement. Except as expressly provided in or amended by this letter, the License Agreement shall otherwise continue in full force and effect. BI agrees and acknowledges that there are inconsistencies between the Sublicense Agreement and the License Agreement and does not consider this a breach of the License Agreement; and, subject to this letter, nothing in the License

200 State Street, 6th Floor, Boston, Massachusetts 02109 ● 617-837-6911 ●

www.centrexion.com

Agreement will narrow or restrict Lilly’s rights under the Sublicense Agreement with respect to the Licensed Technology (as defined in the Sublicense Agreement). For clarity, notwithstanding anything to the contrary in this letter, and/or the Sublicense Agreement, BI’s consent in this letter and the amendments of the License Agreement only apply with respect to the SSTR4. Any and all rights and obligations under the License Agreement regarding CCR2 and CB2 shall remain unaffected and in full force and effect.

BI and Centrexion shall not, without the prior written consent of Lilly, amend the License Agreement as to SSTR4 in any way which adversely affects Lilly (or its affiliates or sublicensees) in relation to the rights granted to, or obligations imposed on, Lilly (or its affiliates or sublicensees) under the Sublicense Agreement.

In furtherance of the foregoing, by countersigning and returning this letter to Centrexion, BI hereby acknowledges and agrees as follows:

1.    Capitalized terms used in this letter that are not otherwise defined herein shall have the same meanings as such terms defined in the License Agreement.

2.    Lilly’s sole and exclusive obligations with respect to the SSTR4 program and the Sublicense Agreement shall be as set forth in the Sublicense Agreement, except as otherwise expressly set forth in this letter.

3.    Notwithstanding Section 2.3 of the License Agreement, certain terms and conditions relating to the SSTR4 program in the Sublicense Agreement may, on their face, be inconsistent with those contained in the License Agreement. BI hereby acknowledges that, only with respect to SSTR4:

i.

To the extent Centrexion has any obligations to BI under the License Agreement, other than a payment obligation, which are dependent on receipt of information from Lilly or subject to performance of an activity by Lilly, Centrexion shall perform such obligations to BI following performance by Lilly of the respective obligation.

ii.

To the extent Centrexion has any obligation to BI to provide any reports or information relating to Lilly or its sublicensees or their respective activities, such obligation shall apply only to information Lilly is required to provide Centrexion under the Sublicense Agreement.

iii.

The definition of “Net Sales” in the Sublicense Agreement differs from the definition of “Net Sales” in the License Agreement, and BI agrees that the royalties payable by Lilly to Centrexion and Centrexion to BI will be based upon the definition of Net Sales as defined in the Sublicense Agreement.

iv.

BI’s retained right to use the Assigned Patents under Section 2.1 of the License Agreement is hereby amended such that it is non-exclusive with respect to the Assigned Patents relating to SSTR4 and such retained right will not be deemed to allow BI to perform GLP toxicology studies.

v.

Notwithstanding Section 2.3 of the License Agreement, but subject to the last sentence of this paragraph (v), Lilly may grant sublicenses under the Sublicense Agreement, provided that any such sublicense agreement contains terms and conditions regarding confidentiality, audit, record-keeping, Section 7.2 of the Sublicense Agreement, and (to the extent it grants the sublicensee exclusive rights to develop and commercialize Products) obligations to use commercially reasonable efforts to develop and commercialize Products in the Field for BI’s protection, in each case that are consistent with the corresponding terms and conditions provided in the Sublicense Agreement, and shall not in any way diminish, reduce or eliminate any of Lilly’s obligations under the Sublicense Agreement in any way which adversely affects BI’s or its Affiliates rights granted under the License Agreement. For any sublicense of all of Lilly’s development and commercialization rights related to Product for the United States granted by Lilly within the first three years following the Effective Date of the Sublicense Agreement, Lilly shall be required to obtain BI’s prior written consent, not to be unreasonably withheld or delayed.

vi.

The “Commercially Reasonable Efforts” standard with respect to the development and commercialization obligations of Centrexion and Lilly differs between the License Agreement and the Sublicense Agreement, and BI therefore agrees that Centrexion’s and Lilly’s respective diligence obligations with respect to development and commercialization shall be governed by the “Commercially Reasonable Efforts” standard and related provisions of the Sublicense Agreement. For clarity, Centrexion shall be deemed to have met its CRE obligations under the License Agreement if Lilly and Centrexion have met their CRE obligations under the Sublicense Agreement, and Centrexion shall not be deemed to have separate or additional diligence obligations in such instance.

vii.	The Development Milestone in Section 4.3(c) of the License Agreement, as amended, has been met.

viii.

Solely for purposes of products that modulate SSTR4, unless and until the Sublicense Agreement is terminated for a reason other than expiration, Section 5.3 of the License Agreement shall not apply and the provisions of Section 2.10 of the Sublicense Agreement shall instead apply.

ix.

The timing of reporting and payment of milestones and royalties differs between the Sublicense Agreement and the License Agreement, and in some instances the Sublicense Agreement does not provide for additional time for Centrexion to receive a report or payment from Lilly before Centrexion is required to provide a corresponding report or payment to BI; as a result, BI and Lilly agree that Lilly will only send reports to Centrexion and Centrexion shall provide each report or payment due to BI within ten (10) business days of receipt of the corresponding report or payment from Lilly. Notwithstanding the foregoing, Centrexion acknowledges that its payment obligations to BI are independent of its receipt of corresponding payment(s) from Lilly and, if a payment from Lilly was not made within ten (10) business days after it becomes due under the License Agreement, Centrexion shall promptly make its required corresponding payment to BI.

x.

Pursuant to Section 7.6 of the Sublicense Agreement, Lilly maintains certain rights related to the prosecution, maintenance and enforcement of the patent rights sublicensed to Lilly in the Sublicense Agreement, and BI hereby agrees, subject to Lilly’s compliance with Section 7.6 of the Sublicense Agreement, to cede such control to Lilly as set forth in the Sublicense Agreement and waives any rights under Sections 9.1.4, 9.1.6, 9.1.7, 9.1.8 and 9.3.3 of the License Agreement.

xi.

If, pursuant to the Sublicense Agreement, Lilly has a right to enforce an Assigned Patent and BI is or may be a necessary party for purposes of standing, jurisdiction or otherwise, BI agrees be joined as such a party at Lilly’s expense.

4.    Centrexion shall share with BI the results of any audit it conducts of Lilly and BI will have no separate right to audit Lilly pursuant to Section 8.3.5 of the License Agreement. BI is entitled to instruct Centrexion to exercise Centrexion’s audit right in accordance with Section 6.4.1 of the Sublicense Agreement.

5.    Notwithstanding BI’s right to terminate the License Agreement pursuant to Section 12.1.2 of the License Agreement and the effects of such termination set forth in Section 12.2.2 of the License Agreement, BI hereby agrees that BI shall provide Lilly a copy of any formal written notice to Centrexion of Centrexion’s material breach of its obligations under the BI Agreement and any notice of termination of the License Agreement as result thereof, and following the date of which such termination is effective (the “Centrexion Termination Date”), the following shall apply: (a) provided that Lilly makes the payments to BI in accordance with (b) below, and subject to Section 3.viii. above, the rights sublicensed to Lilly pursuant to the Sublicense Agreement shall continue to apply in full force and effect provided that Lilly has not breached the Sublicense Agreement and failed to cure such breach so as to give rise to Centrexion’s right to terminate under Section 11.3.1 of the Sublicense Agreement, and (b) the payments due to BI by Centrexion under the License Agreement if the License Agreement had not been terminated, that are triggered after the Centrexion Termination Date shall, following the Centrexion Termination Date, will be paid to BI by Lilly, provided, however, that in no event shall any such payment due to BI be larger than the corresponding payment due from Lilly to Centrexion under the Sublicense Agreement. In such circumstance, Lilly shall be required to pay to Centrexion no more than the difference between the amount(s) paid by Lilly directly to BI and the corresponding amount(s) Lilly may owe Centrexion under the Sublicensing Agreement. BI will notify Lilly of the amount it is entitled to receive under the License Agreement and that will be paid by Lilly to BI (the “Payment Notification”). As long as Lilly has made such payments in accordance with the Payment Notification and the amounts paid to BI and Centrexion, collectively, equal that which Lilly owes Centrexion under the Sublicense Agreement, neither BI nor Centrexion will have a claim against Lilly with respect to a shortfall relating to its portion of such payments and any dispute arising from the allocation of payments will be between BI and Centrexion. Except as otherwise provided in this Section 5, no further or additional amounts shall be due to BI by Lilly in relation to Lilly’s license under and exercise of the Licensed Technology (including, for clarity, any of BI’s interests therein).

6.    The payment terms of the License Agreement shall not place any obligation on Lilly to make any payments to Centrexion or BI or any third party in any respect, and the terms of the Sublicense Agreement shall (subject to the provisions of this letter) govern Lilly’s payment obligations to Centrexion, and the terms of the License Agreement shall (subject to the provisions of this letter) govern Centrexion’s payment obligations to BI.

7.    This letter shall be construed, governed, interpreted and enforced according to the laws of the State of New York, without regard to its conflicts of laws. Centrexion, Lilly and BI agree to submit to the exclusive jurisdiction of any federal court having jurisdiction thereof located in New York, New York in respect of any dispute arising out of or in connection with this Agreement (save that any party may seek injunctive or emergency relief from any court of competent jurisdiction).

By countersigning and returning this letter to Centrexion, BI and Lilly each confirm their respective agreement with the foregoing, with the intent that this letter is a binding agreement among the three parties. Each party agrees and acknowledges that it is receiving adequate consideration with respect to its commitments under this letter.

Sincerely,

CENTREXION THERAPEUTICS CORPORATION

By:	/s/ Jeffrey B. Kindler
Name: Jeffrey B. Kindler
Title: Chief Executive Officer

-LETTER OF CONSENT TO CENTREXION SUBLICENSE TO ELI LILLY AND COMPANY-

Agreed and accepted as of the date set forth below:

BOEHRINGER INGELHEIM INTERNATIONAL GMBH

By:	/s/ Jochen Gann	/s/ Dorothee Schwall-Rudolph

Name:	Jochen Gann	Dorothee Schwall-Rudolph
Title:		Head of Legal IU

Date:	May 23, 2019

Agreed and accepted as of the date set forth below:

ELI LILLY AND COMPANY

By:	/s/ David A. Ricks

Name:	David A. Ricks

Title:	Chairman and CEO

Date:	May 24, 2019